PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the 2nd day of November 2006, by and among Dynamic Resources Corporation ("Dynamic"), Tyner Texas Operating Company ("Tyner Operating"), Southern Star Operating Inc. ("Southern Star"), Tyner Texas Resources LP ("Tyner Resources"), and Ramshorn Investments, Inc. ("Ramshorn")

Background

A.          Dynamic and Tyner Operating are currently parties to that certain letter agreement dated February 12, 2006 (the "Prospect Agreement") relating to the D Duck Prospect Area in Bossier and Caddo Parishes, Louisiana (the "Prospect") and own interests in the Prospect;

B.          Southern Star and Ramshorn have respectively become owners of interests in the Prospect since the date of the Prospect Agreement;

C.          Seller desires to sell, and Southern Star and Ramshorn have a desire to purchase, all of Seller's interest in the Prospect upon the terms and conditions hereinafter set forth;

D.          Tyner Operating, as Operator of the Prospect under that certain A.A.P.L. Form 610-1982 Operating Agreement dated March 1, 2006 covering the Prospect (the "Operating Agreement") desires to resign as Operator and Dynamic, Southern Star and Ramshorn desire to appoint Southern Star as Operator of the Prospect.

Terms and Conditions

In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

1.           Sale and Purchase. Tyner Resources and Tyner Operating hereby assign, transfer and convey to each of Southern Star and Ramshorn, effective upon the receipt by Tyner Resources of one-half of the Purchase Price set forth in Section 2 from each of Southern Star and Ramshorn, one-half respectively of Tyner Resources' and Tyner Operating's right, title and interest to the Prospect and all interests in oil and gas leases, properties, equipment and other rights that Tyner Resources and Tyner Operating may have in the Prospect (the "Acquired Interests"). Upon receipt of payment in full of the Purchase Price, Tyner Texas and Tyner Resources will no longer have any rights to the Prospect.

2.           Purchase Price. The Purchase Price (herein so called) for the Acquired Assets is Five Hundred Eighty One Thousand Nine Hundred Twenty-four and 54/100 Dollars ($581,924.54), one half each (i.e. $290,962.27) payable to Tyner Resources by Southern Star and Ramshorn in immediately available funds concurrently with the effective date of this Agreement.

3.           Operating Agreement. Tyner Texas hereby resigns, effective as of the effective date of this Agreement, as Operator under the Operating Agreement, and Ramshorn and Dynamic hereby appoint Southern Star as Successor Operator of the Prospect in accordance with Article V. B. 2 of the Operating Agreement. The Parties shall execute and deliver such documents and instruments as shall be required to reflect that Ramshorn and Southern Star have succeeded to the interests of Tyner Texas and Tyner Resources in the Prospect and under the Operating Agreement and to reflect that Southern Star is the Successor Operator of the Prospect.

4.           Further Assurances. All of the parties hereto commit and agree to timely execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such other instruments, including but not limited to amendments and modifications of the Operating Agreement as herein provided, and take such other action as reasonably may be necessary or advisable to evidence and effectuate the conveyance of interests hereunder to carry out their obligations under this Agreement and under any document or other instrument delivered pursuant hereto.

5.           Expenses. All fees, costs and expenses incurred by each party hereto in negotiating this Agreement or in consummating the transactions contemplated hereby shall be paid by the party incurring the same, including without limitation legal and accounting fees, costs and expenses.

6.           Entire Agreement, Modification and Waiver. This Agreement (including the Exhibits hereto) sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, express or implied, oral or written, with respect to the subject matter hereof. This Agreement may be amended, modified or cancelled and any of the terms, covenants or conditions hereof may be waived only by written instrument signed by both parties hereto. No waiver by either party of any condition or the breach of any term or covenant contained herein, in any one or more instances, shall be construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term or covenant set forth herein.

7.           Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives.

8.           Governing Law. This Agreement shall be deemed to have been executed and delivered and is to be performed in the State of Texas. The substantive laws of the State of Texas, excluding any conflicts of law or principle that might otherwise refer to the substantive law of another jurisdiction, shall govern the construction, interpretation, validity and enforceability of this Agreement.

9.           Third Party Beneficiaries. This Agreement has been made and entered into for the sole protection and benefit of the parties hereto and their respective successors and assigns, and no other person or entity shall have any right or cause of action under this Agreement.

10.         Captions. The captions used for the Sections in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or the intent of this Agreement or any Section hereof.

11.         Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original instrument, and all of which taken together shall constitute one and the same instrument.

Signatures

To evidence the binding effect of the foregoing terms, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

DYNAMIC RESOURCES CORPORATION

By:	/s/ Robert Fedun
Name:	Robert Fedun
Its:	President & Director

TYNER TEXAS OPERATING COMPANY

By:	/s/ James Robby Robson
Name:	James Robby Robson
Its:	President

SOUTHERN STAR OPERATING, INC.

By:	/s/ Eric Boehnke
Name:	Eric Boehnke
Its:	President

TYNER TEXAS RESOURCES LP

By: TYNER NEVADA GP INC.
Title: General Partner

By:	/s/ Paul Larkin
Name:	Paul Larkin
Its:	President

RAMSHORN INVESTMENTS, INC.

By:	/s/ signed
Name:
Its:

CW995796.1